Exhibit 99.1

         Navigant Consulting, Inc. Announces Revised Guidance for 2005


    CHICAGO--(BUSINESS WIRE)--June 8, 2005--Navigant Consulting, Inc. (NYSE:NCI), a specialized consulting firm providing dispute, financial, regulatory and operational advisory services, primarily to companies in regulated industries, government agencies and legal counsel, today announced revised guidance for 2005. William M. Goodyear, Chairman and Chief Executive Officer, stated: "We have reviewed our results through May and we now expect full year revenues and earnings in the following ranges:

                    2005 Revised Guidance   2004 Actual    2004 - 2005
                                                              Change
                  ----------------------------------------------------
Revenues                      $540 - $560          $482        12%-16%

EBITDA                        $102 - $108           $82        24%-32%

Net Income                  $49.0 - $52.5           $40        23%-31%

EPS                         $0.94 - $1.00          $.80        18%-25%

In millions, except per share amounts

    "The Company's revenue growth for the year is expected to be within our long-term sustainable growth range of 10 to 20 percent, while earnings will continue to benefit from the scalability of our platform," stated Mr. Goodyear.
    Second quarter revenues are expected to be $134 to $137 million, an 8 to 11 percent increase compared to the second quarter 2004 results. Earnings per share (EPS) are anticipated to be between $0.23 and $0.24, a 10 to 14 percent increase compared with the second quarter of 2004.
    Mr. Goodyear further stated: "Demand in our core services and industry sectors remains strong. We are mindful, however, that some of the past year's market intensity has eased up. Our repositioning of the Company during the last few years - developing critical mass - has been very successful and the continued leveraging of the recent acquisition and recruiting investments made in 2004 remains a high priority. We will also continue to invest in expanding our platform of specialized consulting and advisory services."
    Revised guidance excludes any future acquisition investments. The Company's regularly scheduled investor call announcing second quarter financial results will be Friday, July 22 at 9:00 a.m., Central time.

    About Navigant Consulting

    Navigant Consulting, Inc. (NYSE:NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change including healthcare, energy and financial and insurance services, and on the issues driving these transformations. "Navigant" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "Navigant" is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

    Except as set forth below, statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: dependence on key personnel, acquisitions consummated and acquisitions under consideration, recruiting, attrition and the ability to successfully integrate new consultants into the Company's practices, significant client assignments, conflicts of interest, the ability to meet the challenges of rapid growth and intense competition, professional liability, any significant decline in the market value of the Company's securities that would affect its ability to attract, retain and motivate its consultants, possible legislative and regulatory changes, including without limitation federal class action, asbestos and medical malpractice reform legislation, and general economic conditions.


    CONTACT: Navigant Consulting, Inc.
             Ben W. Perks, 312-573-5630
             or
             Andrew J. Bosman, 312-573-5631